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                                                                     Exhibit 5.2

                            October [  ], 1997

                                                                  (212) 701-3000

Intelligent Polymers Limited
Clarendon House
2 Church Street
Hamilton HM 11
Bermuda

Biovail Corporation International
2488 Dunwin Drive
Mississauga, Ontario
Canada L5L 1J9

Dear Sirs:

     We have acted as counsel to Biovail Corporation International, a company established under the laws of Ontario, Canada ("Biovail"), and Intelligent Polymers Limited, a company established under the laws of Bermuda ("Intelligent Polymers"; together with Biovail, the "Registrants"), in connection with the offering of units (the "Units"), each Unit consisting of one Common Share, par value $.01, of Intelligent Polymers and one Warrant to purchase one Common Share, no par value, of Biovail. The Registration Statement on Form F-1/F-3 (Nos. 333-35833 and 333-35839) relating to the Units was filed with the Securities and Exchange Commission (the "Commission") by the Registrants under the Securities Act of 1933, as amended (the "Securities Act") on October 6, 1997, (such registration statement, as amended at the time it is declared

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effective, is herein referred to as the "Registration Statement" and the prospectus included in the Registration Statement is herein referred to as the "Prospectus").

     In connection with this opinion, we have examined and have assumed the truth and accuracy of the contents of such documents and certificates of officers of and advisers to Biovail and of public officials as to factual matters as we have deemed necessary or appropriate for the purposes of this opinion but we have made no independent investigation regarding such factual matters. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have further assumed that none of the resolutions and authorities of the shareholders or directors of Biovail upon which we have relied has been varied, amended or revoked in any respect or has expired and that the Warrants and the common shares of Biovail will be issued in accordance with such resolutions and authorities and as contemplated by and described in the Registration Statement, in the Prospectus and in the Underwriting Agreement, a copy of which is attached as an exhibit to the Registration Statement. We further assume that Biovail will comply with its obligations under and the representations and warranties contained in the Underwriting Agreement and in all of the other agreements which are attached as exhibits to the Registration Statement.

     We are of the opinion that when duly executed, issued and delivered by Biovail and countersigned by the Warrant Agent and when payment of the purchase price for the Units has been made, the Warrants will be legally issued and will constitute valid and binding obligations of Biovail.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under each of the captions "Taxation-United States Taxation" and "Legal Matters" in the Registration Statement and related Prospectus. In consenting to such reference, we do not admit to being experts within the meaning of the Securities Act or the rules and regulations of the Commission thereunder, as we have not certified any part of the Registration Statement.

                                             Very truly yours,

                                             Cahill Gordon & Reindel